Exhibit 99.1

Vermillion Board of Directors Elects James T. LaFrance as Chairman

AUSTIN, Texas — December 13, 2013 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, announced James T. LaFrance has been appointed a member of its board and was elected chairman of the board on December 12, 2013. Pursuant to the equity financing transaction announced on May 9, 2013, LaFrance was nominated by Jack W. Schuler, Vermillion’s largest private shareholder.

“We value the executive leadership expertise in the diagnostic industry Jim brings as our board chairman,” commented Tom McLain, Vermillion’s president and CEO. “His experience and proven ability to develop IVD strategies, launch diagnostic products and direct go-to-market strategies at GE Healthcare, Ventana and Bayer Diagnostics fit well with our operational focus to drive broader adoption of our OVA1 test.”

LaFrance has almost 30 years of diagnostic industry experience. Most recently, he was head of digital pathology and acting CEO of Omnyx, LLC for GE Healthcare. Prior to that, he held a series of commercial, strategic marketing and business development leadership roles at Ventana Medical Systems (now Roche Tissue Diagnostics), including general manager of their North American and International commercial organizations. Prior to Ventana, LaFrance served in leadership roles in strategic marketing and business development at Bayer Diagnostics. He was a member of the board at Mitomics, Inc. from 2010 to 2011. He earned a Bachelor of Arts degree in Economics from the University of Connecticut and an MBA from the University of Notre Dame.

LaFrance succeeds Bruce A. Huebner who is retiring from the board. Dr. William Wallen has also retired from the board.

“The board of directors and management team at Vermillion thank Bruce and Bill for their contributions to the company’s success,” said McLain. “I want to acknowledge Bill Wallen for his technical guidance in support of OVA1 and the development of our next generation diagnostic tests. Bruce Huebner led a significant period of transition at the company as interim CEO and chairman of the board. His contributions of marketing and sales expertise have helped redefine Vermillion’s commercial strategy. We wish them both well in their future endeavors.”

Following these changes the total number of board directors is six, all serving independently.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995 that involve significant risks and uncertainties including statements regarding Vermillion's expected cash outlay and Vermillion’s ability to regain traction in reimbursement. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that are described in Vermillion's Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission. Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860